UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

BIRCH BRANCH, INC.
(Exact name of registrant as specified in its charter)

COLORADO	333-126654	84-1124170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Henan Shuncheng Group Coal Coke Co., Ltd. Henan Shuncheng Group Coal Coke Co., Ltd. (New Building), Cai Cun Road Intersection, Anyang County, Henan Province, China	455141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 372 323 7890

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 25, 2012, Birch Branch Inc. (the “Company”) , a Colorado corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which the Company will merge with and into its Birch Branch Acquisition Corp., a Nevada Company (“Acquisition Corp.”).

Prior to the merger, Acquisition Corp. owned 94.4% of the issued and outstanding shares of the Company’s common stock, no par value (the “Shares”). Accordingly, the merger constituted a short-form merger under Section 7-111-104 of the Colorado Business Corporation Act and no action was required by the holders of the Shares for the merger to become effective.

The merger will cause the reporting obligation with respect to the Shares to become eligible for suspension, the Company accordingly has filed Schedule 13E-3 Transaction Statement and amendments with the U.S. Securities and Exchange Commission (the “SEC”). The merger subsequently became effective on March 18, 2013 when Statement/ Articles of Merger were filed with the State of Colorado and the State of Nevada.

After the merger, Acquisition Corp. is the surviving entity. Pursuant to the Merger Agreement, each holder of Share(s) (other than Acquisition Corp.) will be entitled to receive cash in the amount of $0.10, without interest. There are no conditions to the merger or the financing of the merger.

Item 5.01 Changes in Control of Registrant

Prior to the merger, Mr. Wang Xinshun and Mr. Li Weitian benefiarilly own 94.4% of the Shares and indirectly controlled the Company. Subsequent to the merger, Mr. Wang Xinshun and Mr. Li Weitian will own 100% of the surviving company. The $ 181,347 cash merger consideration used to purchase Shares from minority holders of the Company was provided by Mr. Wang Xinshun.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Agreement and Plan of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2013	BIRCH BRANCH, INC.

By: /s/ Feng Wang
Feng Wang, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Agreement and Plan of Merger